UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 15, 2026

BLOOM ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38598	77-0565408
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4353 North First Street,

San Jose, California

95134

(Address of principal executive offices, including zip code)

408 543-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	BE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Background

Bloom Energy Corporation (“Bloom” or the “Company”) develops and manufactures a solid oxide fuel cell platform that provides resilient, reliable and clean distributed power. Bloom was founded in 2001 by Dr. KR Sridhar, the Company’s Chief Executive Officer.

Recent explosive growth in demand for highly reliable power has strained conventional centralized power models. In response to grid constraints and the need for schedule certainty, customers are increasingly turning to on-site and islanded power solutions—the market Dr. Sridhar designed Bloom’s fuel cell platform to serve. Under Dr. Sridhar’s leadership, the Company has continued to drive technical and operational innovation and is executing on a strategy for its fuel cell technology to become a standard architecture for on-site power in next generation, power intensive industries. For perspective, Bloom Energy’s market-capitalization value grew from approximately $5b as of December 31, 2024 to approximately $79b as of June 15, 2026.

Performance Grant

On June 15, 2026, the Board of Directors of the Company (the “Board”) approved a grant of performance-based restricted stock units (“PSUs”) in respect of 271,076 shares of common stock of the Company at the target level (the “2026 Award”) under the Company’s 2018 Equity Incentive Plan to Dr. Sridhar. The grant of the 2026 Award was based on the recommendation of the Compensation and Organizational Development Committee of the Board (the “Compensation Committee”) and following consultation with Meridian Compensation Partners, an independent compensation consultant retained by the Compensation Committee.

The 2026 Award is designed to retain Dr. Sridhar and align his long-term incentives with the Company’s strategic priorities during this period of significant growth and transformation in the energy industry. In approving the 2026 Award, the Board considered, among other factors, Dr. Sridhar’s exceptional leadership, technical vision, operating rigor and proven ability to anticipate and respond to evolving market dynamics. The Board also considered the critical importance of sustained leadership continuity as the Company executes its next phase of growth and stockholder feedback emphasizing the need to retain Dr. Sridhar as Chief Executive Officer beyond 2027, when his previous equity award from 2024 will vest.

Vesting of the 2026 Award is conditioned on the achievement of objective total revenue targets, measured based on the four consecutive fiscal quarters within the period beginning July 1, 2026 and ending December 31, 2029, during which the Company’s aggregate total revenue is highest. The number of PSUs subject to vest based on such achievement may be adjusted upward or downward based on the Company’s non-GAAP product gross margin in fiscal year 2029, further reinforcing a focus on both growth and profitability. Dr. Sridhar is eligible to earn up to 300% of the target number of PSUs under the 2026 Award. The Board determined that these rigorous performance criteria properly align with the Company’s strategic priority to secure product adoption, drive significant revenue scale, expand margins, and strengthen its competitive position as a leader in distributed energy solutions.

Vesting is also subject to Dr. Sridhar’s continuous leadership of the Company through December 31, 2029, subject to limited exceptions. Moreover, in general, Dr. Sridhar must hold the net shares delivered from the vesting of the 2026 Award until December 31, 2031, further aligning his long-term interests with those of the Company’s stockholders.

In approving the 2026 Award, the Board further considered the performance-based equity award granted in 2024 (the “2024 Award”), based on the achievement of annual performance goals in each of fiscal years 2025, 2026 and 2027, measured based on a combination of product revenue growth and non-GAAP product gross margin. The Board noted that these metrics differ from those under the 2026 Award, which is primarily based on aggregate total revenue over a multi-year measurement period, and that the two awards are designed to drive sustained performance across distinct but complementary measures. The Board also noted that the 2024 Award established challenging targets at the time of grant and that the Company’s recent performance has exceeded those expectations. In light of this outperformance and the expanded and evolving market opportunity it created for the Company, the Board determined that a new award with additional rigorous performance requirements was appropriate to incentivize continued strong execution and further align pay with stockholder value creation.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Performance Stock Unit Award Agreement under Bloom Energy’s 2018 Equity Incentive Plan (without Exhibit A)

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURES BLOOM ENERGY CORPORATION (Registrant)

By:	/s/ Shawn Soderberg
Name:	Shawn Soderberg
Title:	Chief Legal Officer and Corporate Secretary
Date:	June 17, 2026